Exhibit 24(b)(9): Opinion and Consent of Counsel

ING LOGO AMERICAS US Legal Services

J. Neil McMurdie
Senior Counsel
(860) 580-2824
Fax: (860) 580-4844
neil.mcmurdie@us.ing.com

April 19, 2010

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	ReliaStar Life Insurance Company
ReliaStar Select Variable Account
Post-Effective Amendment No. 24 to Registration Statement on Form N-4
Prospectus Title: Select*Annuity III
File Nos.: 33-69892 and 811-03341

Ladies and Gentlemen:

The undersigned serves as counsel to ReliaStar Life Insurance Company, a Minnesota life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the
Investment Company Act of 1940.

In connection with this opinion, I have reviewed the Post-Effective Amendment to the above-referenced
Registration Statement on Form N-4. This filing describes the Select*Annuity III individual deferred variable/fixed annuity contracts (the "Contracts") offered by the Company through its ReliaStar Select
Variable Account (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Minnesota.
2.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota.
3.	The Contracts and the interests in the Account to be issued under the Contracts have been duly authorized by the Company.

One Orange Way, C1S	ING North America Insurance Corporation
Windsor, CT 06095-4774

4.	The assets of the Account will be owned by the Company. Under Minnesota law and the provisions the Contracts, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.
5.	The Contracts provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contracts.
6.	The Contracts and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ J. Neil McMurdie J. Neil McMurdie

One Orange Way, C1S	ING North America Insurance Corporation
Windsor, CT 06095-4774